Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Repay Holdings Corporation on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Repay Holdings Corporation on Forms S-3 (File No. 333-266158, 333-248483, 333-232961, 333-253943 and 333-257660) and on Forms S-8 (File No. 333-265480, 333-233879 and 333-258902).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

February 29, 2024